UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CODEXIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2015

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Wednesday, June 10, 2015, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California.

At this year’s Annual Meeting, you will be asked to:

(i)	elect three Class II directors to hold office until the 2018 annual meeting of stockholders;

(ii)	ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(iii)	transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for director and the ratification of the Audit Committee’s selection of our independent registered public accounting firm are in the best interest of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its nominees for director and “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote on the Internet or by telephone, and the instructions for doing so are set forth in the enclosed proxy card. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

Douglas T. Sheehy
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 10, 2015

To the Stockholders of Codexis, Inc. (“Codexis,” “we, “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) at our executive offices at 400 Penobscot Drive, Redwood City, California, on Wednesday, June 10, 2015, at 9:00 a.m., California time, for the following purposes:

1. To elect each of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols to our board of directors for a three-year term expiring at the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 20, 2015, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

Douglas T. Sheehy
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

The enclosed proxy statement is dated April 30, 2015 and is first being mailed to stockholders on or about May 8, 2015.

i

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Codexis, Inc., a Delaware corporation (“Codexis,” “we,” “us” or “our”), for use at our 2015 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 10, 2015, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting as well as any other business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

This proxy statement and accompanying proxy card are first being mailed to stockholders entitled to vote at the Annual Meeting on or about May 8, 2015.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to Be Held on June 10, 2015

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended December  31, 2014 and the form of proxy card are available on our website at www.codexis.com.

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 20, 2015. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

If, at the close of business on April 20, 2015, your shares of common stock were registered directly in your name with Wells Fargo Bank, National Association, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 9, 2015. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 9, 2015) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the

Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols as our Class II directors and “FOR” the ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm. The proxy gives each of John J. Nicols, Gordon Sangster and Douglas T. Sheehy discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attn: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At 5:00 p.m., New York time, on April 20, 2015, 39,884,704 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the election of directors) without your instructions and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Election of Class II Directors. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of BDO as our independent registered public accounting firm. Withheld votes will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to result from the vote on this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 20, 2015 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 20, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 39,884,704 shares of common stock outstanding as of April 20, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Vivo Ventures(1)	5,573,319	14.0%
Nantahala Capital Management, LLC(2)	3,706,660	9.3%
Biomedical Sciences Investment Fund Pte Ltd(3)	2,958,522	7.4%
Entities and persons affiliated with Presidio Partners 2014, L.P.(4)	2,921,225	7.3%

Executive Officers and Directors
John J. Nicols(5)	1,507,915	3.8%
Gordon Sangster	76,500	*
Douglas T. Sheehy(6)	685,357	1.7%
James J. Lalonde(7)	342,773	*
David D. O’Toole(8)	106,772	*
David McCaman(9)	40,181	*
Thomas R. Baruch(10)	178,451	*
Pam Cheng	39,215	*
Byron L. Dorgan(11)	255,951	*
Kathleen S. Glaub	43,478	*
Bernard J. Kelley(12)	289,279	*
Dennis P. Wolf(13)	242,615	*
Patrick Y. Yang	229,515	*
All executive officers and directors as a group (13 persons)(14)	4,038,002	10.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based on a Schedule 13G filed by Vivo Ventures VII, LLC, Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P. (together, the “Vivo Reporting Persons”) on March 23, 2015. As of March 20, 2015, Vivo Ventures Fund VII, L.P. owns 5,454,439 shares of Codexis common stock, and Vivo Ventures VII Affiliates Fund, L.P. owns 118,880 shares of Codexis common stock. Vivo Ventures VII LLC, as the general partner of Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P, may be deemed to beneficially own 5,573,319 shares of Codexis common stock, and to have shared voting and dispositive power with respect to 5,573,319 shares of Codexis common stock. The address of the Vivo Reporting Persons is 575 High Street, Suite 201, Palo Alto, CA 94301.
(2)	Based solely on a Schedule 13G/A filed by Natanhala Capital Management, LLC (“Natanhala”) on February 17, 2015 with respect to shares of Codexis common stock beneficially owned by Nantahala as of December 31, 2014. The address of Natanhala is 19 Old Kings Highway South, Suite 200, Darien, CA 06820.
(3)	Based solely on a Schedule 13G filed by Biomedical Sciences Investment Fund Pte Ltd (“BMSIF”) on January 30, 2015. EDB Investments Pte Ltd (“EDB Investments”) is the parent entity of BMSIF. The Economic Development Board of Singapore (“EDB”) is the parent entity of EDB Investments. EDB is a Singapore government entity. EDB Investments, EDB and the Singapore government may be deemed to have shared voting and dispositive power over the shares owned beneficially and of record by BMSIF. The address of BMSIF is 250 North Bridge Road #20-02, Raffles City Tower, Singapore 179101.

(4)	Based on a Schedule 13G filed on November 17, 2014 by Presidio Partners 2014, L.P. (“Presidio LP”), Presidio Partners 2014 GP, LLC (“Presidio GP”), which is the sole General Partner of Presidio LP, Peter Gajdos (“Gajdos”), David J. Collier (“Collier”), Faysal A. Sohail (“Sohail”), and James F. Watson (“Watson”), each of whom is a Manager of Presidio GP. Presidio LP, Presidio GP, Gajdos, Collier, and Watson are referred to collectively as the “Presidio Reporting Persons.” Presidio LP is the record owner of 2,921,225 shares of Codexis common stock (the “Presidio Shares”) as of November 10, 2014. As the sole General Partner of Presidio LP, Presidio GP may be deemed to beneficially own the Presidio Shares. As the individual managers and the holders of all of the membership interests of Presidio GP, each of Gajdos, Collier, Sohail and Watson also may be deemed to own beneficially the Presidio Shares. Each of the Presidio Reporting Persons reported shared voting and dispositive power with respect to 2,921,225 shares of Codexis common stock. The address of the principal business office of each of the Presidio Reporting Persons is c/o Presidio Partners 2014, L.P., 1 Letterman Drive, Building C, Suite CM 500, San Francisco, CA 94129.
(5)	Includes 575,416 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(6)	Includes 454,152 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(7)	Includes 178,834 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(8)	Based solely on a Form 4 filed by Mr. O’Toole on September 6, 2013 and subsequent equity award vesting, exercise and termination information known to Codexis. Mr. O’Toole resigned from Codexis on July 3, 2014.
(9)	Based solely on equity award vesting, exercise and termination information known to Codexis. Mr. McCaman resigned from Codexis on December 1, 2014.
(10)	Includes 40,000 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(11)	Includes 120,000 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(12)	Includes 128,330 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(13)	Includes 106,664 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.
(14)	Includes 1,603,396 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2015.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which contains our consolidated financial statements for fiscal year 2014, accompanies this proxy statement.

Assistance

If you need assistance completing your proxy card or in voting over the Internet or have questions regarding the Annual Meeting, please contact our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, or by telephone at (800) 468-8716 for calls originating within the United States and at (651) 450-4064 for calls originating outside the United States.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the board of directors. There are currently eight directors on our board. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2017 annual meeting of stockholders), Class II directors (who hold office until the close of the Annual Meeting) and Class III directors (who hold office until the close of the 2016 annual meeting of stockholders). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class II directors, currently consisting of three directors, Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols for election as a Class II director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2018 annual meeting of stockholders, or until his or her successor is duly elected and qualified. Each of Ms. Glaub and Messrs. Kelley and Nicols currently serves on our board of directors, and has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees, as of April 20, 2015:

Name	Age	Director Since
Kathleen S. Glaub	61	2014
Bernard J. Kelley(1)	73	2004
John J. Nicols	51	2012

(1)	Member of the Audit Committee and Compensation Committee

Director Nominee Biographical Information

The following biographical information is furnished as of April 20, 2015 with regard to the director nominees.

Kathleen S. Glaub has served as a director of Codexis since September 2014. Ms. Glaub brings to our board of directors experience in company-building and business strategy at drug development and technology companies. Since August 2014, Ms. Glaub has served as Chief Executive Officer of Afferent Pharmaceuticals, a clinical-stage biotechnology company that is developing treatments for respiratory and urologic disorders and chronic pain, where she is also a member of the board of directors. Previously, from November 2001 to May 2013, Ms. Glaub served as President of Plexxikon Inc., a biopharmaceutical company that was acquired by Daiichi Sankyo in 2011. Prior to Plexxikon, Ms. Glaub served as Chief Financial Officer for Cell Genesys, Inc., a biotechnology company. Prior to Cell Genesys, Ms. Glaub served as the Treasurer of Genentech, Inc., a biotechnology company (“Genentech”), and held various financial and treasury roles at Intel Corporation. Ms. Glaub received her B.A. from the University of California, Berkeley, and her M.B.A. from Northwestern University.

Bernard J. Kelley has served as a director of Codexis since April 2004. Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc. (“Merck”), a global pharmaceutical company, and he served as a member of the Merck

Management Committee from 1995 to 2002. Mr. Kelley previously served on the board of directors of Aegis Analytical Corporation, an enterprise software company, from 2004 to 2006, and on the board of directors and compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies which was acquired by Allergan, Inc. in March 2013, from May 2007 to March 2013. In addition, Mr. Kelley serves as a member of the board of trustees of the Catholic Foundation of Greater Philadelphia and the Friends of Rittenhouse Square, both non-profit organizations based in Philadelphia, and as a member of the board of trustees and finance committee of the National Liberty Museum, also a non-profit organization based in Philadelphia. Mr. Kelley holds a B.S. in engineering from the U.S. Naval Academy.

John J. Nicols has served as our President and Chief Executive Officer and as a director of Codexis since June 2012. Mr. Nicols brings to our board of directors his knowledge of Codexis as its President and Chief Executive Officer and his extensive prior management experience in the chemicals industry. Prior to that time, Mr. Nicols served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Mr. Nicols most recently served as its Senior Vice President, Strategic Development and Catalysts, from March 2012 to June 2012. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols has served on the board of directors of BayBio, Northern California Life Sciences Association, a non-profit organization, since January 2014, and on the board of directors, scientific committee and nominating committee of the Solve ME/CFS Initiative, a non-profit organization, since January 2015. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting, as of April 20, 2015:

Name	Age	Director Since	Class/Term Expires
Thomas R. Baruch(2)(3)	76	2002	Class I/2017
Pam Cheng	44	2014	Class I/2017
Patrick Y. Yang(3)	67	2014	Class I/2017
Byron L. Dorgan(1)(2)(3)	72	2011	Class III/2016
Dennis P. Wolf(1)	62	2007	Class III/2016

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

The following director biographical information is furnished as of April 20, 2015 with regard to our directors (other than our director nominees) whose terms of directorship do not expire at the Annual Meeting.

Thomas R. Baruch has served as a director of Codexis since 2002. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Since April 2013, Mr. Baruch has served as partner of Formation 8, a venture capital fund, and since November 2010, Mr. Baruch has served as managing general partner of Baruch Future Ventures, LLC, a venture capital fund that he founded. Mr. Baruch is also the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch served as managing partner of CMEA Capital from 1989 to October 2010. Mr. Baruch currently serves as a director for various clean technology companies, including as a member of the board of directors of Calysta Energy, Inc., a renewable fuels and chemicals company; FORO Energy, a company developing a new hybrid thermal mechanical drilling technology for geothermal energy wells; Halotechnics, Inc., a thermal electricity storage company; Urban Electric Power, a developer of rechargeable battery systems; and as chairman of the board of directors of Intermolecular, Inc., a publicly traded company offering high productivity combinatorial synthesis technologies for application in the semiconductor and clean energy sectors, where he also serves on the compensation and nominating and corporate governance committees. In addition, Mr. Baruch is currently on the board of directors of Grabit Inc., a manufacturer and seller of materials handling equipment based on its patented electroadhesion technologies; LaunchPad Central, a developer and seller of software for early stage investors and entrepreneurs; and That Man May See Foundation, a charitable foundation which supports the Department of Ophthalmology at the University of California, San Francisco. Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute, the National Advisory Council on Innovation and Entrepreneurship and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Pam Cheng has served as a director of Codexis since October 2014. Ms. Cheng brings to our board of directors experience in pharmaceutical manufacturing and conducting business in Asia, as well as senior management and financial operations experience. Ms. Cheng is a 17-year veteran of Merck and currently serves as President of MSD China, Merck’s subsidiary in China, where she covers a functional scope that includes commercial, research and development, manufacturing and various business support organizations. Ms. Cheng will join AstraZeneca PLC as Executive Vice President, Operations and IT on June 15, 2015. Prior to serving as

President of MSD China, Ms. Cheng served as Senior Vice President, Global Supply Chain Management for Merck in New Jersey, with overall end-to-end supply chain oversight for its human health, vaccines, and consumer care businesses globally. Before Merck, Ms. Cheng held operational roles at GAF Chemicals and UOP/Union Carbide. Ms. Cheng received an M.B.A. in Marketing from Pace University in New York and her Bachelor and Masters of Chemical Engineering from the Stevens Institute of Technology in New Jersey. She has also earned Six Sigma Executive Belt Certification.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors experience in economic issues, policy making, health care and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011, when he retired. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is also the author of four New York Times bestselling books, Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America, Blowout and Gridlock. Mr. Dorgan holds a B.S. from the University of North Dakota and a M.B.A. from the University of Denver.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf has served as Chief Financial Officer of DataStax, Inc., a private software company, since November 2013. Previously, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-io, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB. Mr. Wolf has also held financial management positions for public high technology companies including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc. and Vitria Technology, Inc., and served as a director of Exponential Interactive, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Patrick Y. Yang has served as a director of Codexis since February 2014. Dr. Yang brings to our board of directors significant experience in pharmaceutical manufacturing and process development. From January 2010 to March 2013, Dr. Yang served as Executive Vice President and Global Head of Technical Operations for F. Hoffmann-La Roche Ltd., a world leader in research-focused pharmaceuticals and diagnostics, where he was responsible for Roche’s pharmaceutical and biotechnology manufacturing operations, process development, quality, regulatory, supply management and distribution functions, and was accountable for more than 15,000 employees worldwide. From December 2003 to December 2009, Dr. Yang worked for Genentech, where he most recently served as Executive Vice President of Product Operations, and was responsible for Genentech’s manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech, Dr. Yang worked for Merck, where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang currently serves on the board of directors of Tesoro Corporation, a public independent petroleum refining and marketing company, Celladon Corporation, a public clinical-stage biotechnology company, and Amyris, Inc., a public synthetic biology/biotechnology company; and previously served on the board of directors of TaiMed, Inc. Dr. Yang earned a B.S. in Engineering from the National Chiaotung University in Taiwan, a M.S. in Electrical Engineering from the University of Cincinnati and a Ph.D. in engineering from the Ohio State University.

Executive Officers

The executive officers of Codexis are set forth below with their ages as of April 20, 2015:

Name	Age	Position
John J. Nicols	51	President and Chief Executive Officer
Gordon Sangster	62	Senior Vice President and Chief Financial Officer
Douglas T. Sheehy	48	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
James J. Lalonde	54	Senior Vice President, Research & Development

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Mr. Nicols, whose biographical information appears above under “Director Nominee Biographical Information”) as of April 20, 2015:

Gordon Sangster has served as our Senior Vice President and Chief Financial Officer since August 2014. Prior to joining Codexis, Mr. Sangster served as Chief Financial Officer of Nitinol Devices & Components, a private medical device manufacturer, from October 2011 until July 2014. Prior to that role, Mr. Sangster was Chief Financial Officer of ITC Nexus-Dx, a private medical device company that focused on point-of-care diagnostics, from October 2010 to July 2011. From November 2007 to October 2010, Mr. Sangster was Chief Financial Officer of Micrus Endovascular, a publicly traded medical device company that was acquired by Johnson & Johnson. From 2006 to 2007, Mr. Sangster was also Chief Financial Officer of HemoSense, Inc., a publicly traded medical device company that was acquired by Alere. Prior to that role, Mr. Sangster was Chief Financial Officer of AP Pharma, a publicly traded biotechnology company, from 2000 to 2006. Prior to his Chief Financial Officer roles, Mr. Sangster held roles of increasing responsibility in finance at AP Pharma, Raychem, and CooperVision. Mr. Sangster is a member of the Institute of Chartered Accountants in England and Wales, and is a native of Edinburgh, Scotland.

Douglas T. Sheehy has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Codexis since February 2014. He also served as Senior Vice President, General Counsel and Secretary of Codexis from November 2009 to February 2014. Mr. Sheehy joined Codexis in April 2007 as Vice President, General Counsel and Secretary. Prior to Codexis, Mr. Sheehy spent five years at CV Therapeutics, Inc., a publicly held biopharmaceutical company that developed and commercialized small molecule drugs for the treatment of cardiovascular disease. Mr. Sheehy held several positions at CV Therapeutics, including Executive Director, Legal—Corporate Law. Prior to that, Mr. Sheehy served as an attorney with the law firms of Gunderson Dettmer LLP and Brobeck Phleger & Harrison LLP. Mr. Sheehy holds a B.A. in History from Dartmouth College and a J.D. from American University, where he served as Editor-in-Chief of the American University Law Review.

James J. Lalonde has served as Senior Vice President, Research and Development of Codexis since February 2014. He served as Codexis’ Vice President, Research and Development from December 2005 to February 2014. Dr. Lalonde joined Codexis in July 2004 as Director, Biocatalysis and Chemical Development. Prior to joining Codexis, Dr. Lalonde worked at Altus Biologics, Inc. and Vista Chemical Co. He is also the co-author on a variety of research publications and a co-inventor on numerous patents. Dr. Lalonde holds an Honours B.S. from Lakehead University and a Ph.D. in Organic Chemistry from Texas A&M University.

CORPORATE GOVERNANCE MATTERS

Composition of the Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company. Of the members of our board of directors, Messrs. Baruch, Dorgan, Kelley and Wolf, Dr. Yang and Mmes. Glaub and Cheng are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”).

Board Leadership Structure

The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our company, while the Chairman can focus on leading the board of directors in overseeing management.

Board Meetings

Our board held four meetings during fiscal year 2014. During fiscal year 2014, all of our incumbent directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend its annual meetings of stockholders. Mr.  Nicols was the only member of our board of directors to attend our 2014 annual meeting of stockholders.

Board Committees

Our board of directors has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of the audit committee, the compensation committee and the nominating and corporate governance committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Byron L. Dorgan, Bernard J. Kelley and Dennis P. Wolf. Mr. Wolf serves as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable NASDAQ rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and NASDAQ listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met six times during fiscal year 2014.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Thomas R. Baruch, Byron L. Dorgan and Bernard J. Kelley. Mr. Dorgan serves as the chairman of the committee. Each of the members of our compensation committee is an independent director under the NASDAQ listing standards and an “outside” director under the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. Our compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The Compensation Committee met eight times during fiscal year 2014.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Byron L. Dorgan and Patrick Y. Yang. Dr. Yang serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under NASDAQ listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met four times during fiscal year 2014.

There are no family relationships among any of our directors or executive officers.

Risk Oversight

Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and, in respect of our sales team, sales commissions, focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses and, in respect of our sales team, sales commissions, are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2014, Thomas R. Baruch, Byron L. Dorgan and Bernard J. Kelley served as members of our compensation committee. None of the members of our compensation committee has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Director Compensation

Our non-employee director compensation policy provides that each non-employee director receives an annual cash retainer of $50,000 per year, other than the chairman of our board of directors, who receives an annual cash retainer of $100,000 per year. Non-employee directors also receive an additional annual cash retainer of $16,000 per year for being a member of our compensation committee, other than the chairperson of our compensation committee, who receives an additional annual cash retainer of $25,000 per year. Non-employee directors also receive the following amounts: an additional annual cash retainer of $5,000 per year for being a member of our nominating and corporate governance committee, other than the chairperson of our nominating and corporate governance committee, who receives an additional annual cash retainer of $10,000 per year, $16,000 per year for being a member of our audit committee, other than the chairperson of our audit committee, who receives an additional annual cash retainer of $25,000 per year. These cash retainers are paid quarterly in arrears. During fiscal 2014, each of Messrs. Baruch, Dorgan, Karsner, Kelley and Wolf and Mses. Cheng and Glaub received cash compensation pursuant to our non-employee director compensation policy. Mr. Mizutani, who resigned from our board of directors on November 6, 2014, waived receipt of all cash and equity compensation with respect to his service on our board of directors.

In addition to the annual cash retainers, our non-employee director compensation policy provides that, upon election to our board of directors, each non-employee director is automatically granted an initial restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our board of directors, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter. In addition, the policy provides that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $85,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting.

Additionally, each non-employee member of our board of directors serving as of January 2, 2014, other than Mr. Mizutani, received a one-time grant of 35,416 shares of restricted stock that vested on the date of our last Annual Meeting of Stockholders, June 11, 2014.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2014:

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total
Thomas R. Baruch	$121,000	$135,644	$—	$256,644
Pam Cheng(2)	7,880	99,998	—	107,878
Byron L. Dorgan	96,000	135,644	—	231,644
Kathleen S. Glaub(3)	14,130	99,999	—	114,129
Alexander A. Karsner(4)	26,868	50,645	60,000	137,513
Bernard J. Kelley	82,000	135,644	—	217,644
Pedro I. Mizutani(5)	—	—	—	—
Dennis P. Wolf	75,000	135,644	—	210,644
Patrick Y. Yang(6)	48,167	187,603	—	235,770

(1)	The amounts reported in this column reflect the grant date fair value of stock awards granted during the fiscal year ended December 31, 2014 calculated in accordance with FASB ASC Topic 718 but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The following table sets forth the equity awards held by each of our non-employee directors as of December 31, 2014 (except with respect to Mr. Karsner, for whom information provided as to number of shares of restricted stock outstanding is as of June 11, 2014, the date on which Mr. Karsner’s term on our board of directors expired):

Name	Number of Shares Subject to Outstanding Options	Number of Shares of Restricted Stock Outstanding
Thomas R. Baruch	40,000	86,167
Pam Cheng	—	39,215
Byron L. Dorgan	120,000	86,167
Kathleen S. Glaub	—	43,478
Alexander A. Karsner	—	56,968
Bernard J. Kelley	128,330	86,167
Pedro I. Mizutani	—	—
Dennis P. Wolf	106,664	86,167
Patrick Y. Yang	—	109,515

(2)	Ms. Cheng was appointed to our board of directors effective as of October 30, 2014.
(3)	Ms. Glaub was appointed to our board of directors effective as of September 18, 2014.
(4)	Mr. Karsner’s term on our board of directors expired on June 11, 2014, and he did not stand for reelection. The amounts reported in the “All Other Compensation” column represent payments made to Mr. Karsner pursuant to his January 2014 consulting agreement with us.
(5)	Mr. Mizutani resigned from our board of directors effective as of November 6, 2014. Mr. Mizutani elected not to receive any compensation for his service on our board of directors.
(6)	Dr. Yang was appointed to our board of directors effective as of February 22, 2014.

ITEM 2

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected BDO USA, LLP, or BDO, as our independent registered public accounting firm for the year ending December 31, 2015, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders best interests.

Principal Accounting Fees and Services

BDO

BDO was appointed by the committee of our board of directors as Codexis’ independent registered public accounting firm on October 1, 2013. Our fiscal year ended December 31, 2013 is the first year that BDO audited our financial statements. Codexis did not pay any fees to BDO during the fiscal year ended December 31, 2012. During the fiscal years ended December 31, 2012 and 2011 and for the interim period from January 1, 2013 through September 30, 2013, neither Codexis nor anyone on its behalf consulted BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on Codexis’ financial statements; and no written report or oral advice was provided to Codexis that BDO concluded was an important factor considered by Codexis in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

BDO provided audit, audit-related, tax and other services to us during the fiscal years ended December 31, 2014 and 2013 as follows:

Type of Fees	Fiscal 2014	Fiscal 2013
Audit Fees	$824,360	$724,120
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$824,360	$724,120

Audit Fees

This category includes fees associated with professional services rendered for the audit and the effectiveness of the Company’s internal control over financial reporting of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2014 and 2013, the review of our quarterly reports on Form 10-Q beginning with the quarterly period ended September 30, 2013. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements.

Audit-Related Fees

There were no fees for services rendered by BDO that fall into the classification of audit-related fees for the fiscal years ended December 31, 2014 and 2013.

Tax Fees

There were no fees for services rendered by BDO that fall into the classification of tax fees for the fiscal years ended December 31, 2014 and 2013.

All Other Fees

There were no fees for services rendered by BDO that fall into the classification of all other fees for the fiscal years ended December 31, 2014 and 2013.

Ernst & Young LLP

Ernst & Young LLP (“Ernst & Young”) previously served as Codexis’ independent registered public accounting firm until it resigned on September 3, 2013. The reports of Ernst & Young on Codexis’ financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Codexis’ financial statements for each of the two fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through September 3, 2013, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in its report. In connection with the audit of Codexis’ financial statements for the fiscal year ended December 31, 2012, there was one “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K) related to a material weakness in Codexis’ internal control over financial reporting as disclosed in Codexis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”). As disclosed in Item 9A to the 2012 Form 10-K, Codexis’ management concluded that as of December 31, 2012 Codexis’ internal control over financial reporting was not effective because of the existence of a material weakness related to the lack of a sufficient number of qualified personnel to timely and appropriately account for complex, non-routine transactions in accordance with United States generally accepted accounting principles. Ernst & Young’s audit report dated April 2, 2013 with respect to the Company’s internal control over financial reporting as of December 31, 2012 opined that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of this material weakness. As reported in Codexis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, this material weakness has since been remediated.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not be required if such services fall within available exceptions established by the SEC. All fees paid to BDO and Ernst & Young for audit and non-audit services provided during fiscal years 2014 and 2013 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Codexis, Inc. develops biocatalysts for the pharmaceutical and fine chemicals markets. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2014 Performance Highlights

Due in part to the actions of our named executive officers to refocus the company’s resources towards continuing to grow our strong biocatalysis business through new collaborations, exploring new commercial opportunities in the pharmaceuticals and fine chemicals markets, and improving our CodeEvolver® directed evolution technology platform in order to strengthen our core technology capabilities, the company had strong financial and operational performance in 2014.

•	The company’s stock price increased from $1.40 on December 31, 2013 to $2.52 on December 31, 2014, reflecting a one-year total stockholder return of 80%.

•	In 2014, the company achieved an 11% increase in revenues from $31.9 million in 2013 to $35.3 million in 2014.

•	The company’s net loss narrowed to $19.1 million, or a loss of $0.50 per share, in 2014, compared to a net loss of $41.3 million, or a loss of $1.08 per share, in 2013.

•	The company’s combined balance of cash and cash equivalents and short-term investments increased to $26.5 million as of December 31, 2014 compared to $25.1 million as of December 31, 2013.

•	In addition, net cash provided by operations was $0.3 million in 2014, as compared to net cash used in operations of $23.0 million in 2013.

The company achieved the following operating highlights in 2014 as well.

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The company entering into a License Agreement (the “License Agreement”) with GlaxoSmithKline (“GSK”) in July 2014, pursuant to which we granted GSK a non-exclusive, worldwide license to use our CodeEvolver® protein engineering technology platform to develop novel enzymes. We received a $6.0 million up-front fee upon signing the License Agreement and subsequently a $5.0 million non-creditable, non-refundable milestone payment upon achievement of a milestone in 2014.

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The company announced that it had developed a novel enzyme therapeutic product candidate for the potential treatment of phenylketonuria (“PKU”) via oral administration. PKU is an inherited metabolic disorder in which the enzyme that converts the essential amino acid phenylalanine into tyrosine is deficient. As a result, phenylalanine accumulates in high levels in the brain causing serious neurological problems, including intellectual disability, seizures and cognitive and behavioral problems. Phenylalanine is found in many foods, including meat, dairy products, fish, poultry and many fruits and vegetables. Codexis has conducted studies in a PKU animal model that demonstrate proof of concept for Codexis’ therapeutic enzyme product candidate. Codexis has filed patent applications covering the composition of matter for its therapeutic enzymes and the use of these enzymes as a treatment for PKU.

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The company entering into an agreement with Intrexon Corporation to sell 100% of our equity interests in our Hungarian subsidiary, Codexis Laboratories Hungary Kft. in March 2014. We received gross proceeds of $1.5 million from the sale and recorded a net gain of $0.8 million which was included in research and development expenses in connection with the sale. As a result of the sale of our Hungarian subsidiary, we estimate that we will reduce our operating expenses, not including depreciation, by approximately $3.0 million per year.

Commitment to Pay-for-Performance. We have structured our executive compensation programs to provide our named executive officers appropriate incentives to drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards, including stock options and performance-based stock units.

The key components of our compensation program for our named executive officers and actions taken in 2014 with respect to those components are as follows:

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Base Salary Increases Limited to Promotions. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. During 2014, none of our named executive officers received a merit-based or cost of living driven increase. Base salary increases for two of our named executive officers were due to promotions during the year. See “Annual Cash Compensation—Base Salary” below for additional information.

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Annual Cash Incentive Bonuses Reflected 2014 Company and Individual Performance. Our named executive officers participate in an Executive Incentive Compensation Plan (“EICP”). For 2014, our compensation committee determined that the company had achieved a 91% achievement factor because the goals relating to (i) biocatalysis contribution margins was achieved at 93%, (ii) execution of new major core licensing deals was achieved at 75%, (iii) decrease of external costs and disposition of underperforming business units was achieved at 105% and (iv) achievement of safety and environmental sustainability and employee leadership development was at 138%. Our named executive officers’ bonuses are also determined in part using an individual performance factor that is assigned by our compensation committee upon its review of each named executive officer’s individual contribution to our overall success. For 2014, our compensation committee determined that each of our named executive officers had achieved a 100% individual achievement factor. Accordingly, each of our named executive officers received a cash bonus for 2014 reflecting both corporate and individual performance. See discussion below under “—Annual Cash Incentive Bonuses for 2013” for more information related to the 2014 cash incentive bonuses. We believe that the contingent nature of the award of EICP cash bonuses for 2014 reflects our continued emphasis on pay-for-performance.

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Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price.

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Performance Based Stock Units. Further demonstrating our board of directors’ commitment to our pay-for-performance philosophy, in 2014, we continued granting to each of our named executive officers performance stock units as part of the executives’ incentive program, the value of which may only be realized if the applicable performance metrics are achieved or exceeded.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The company has a number of executive compensation practices that we believe reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.

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Other than with Mr. Nicols, we have no agreements or entitlements with any named executive officer currently employed by us to provide severance payments other than upon a separation of service in connection with a change in control.

•	We have no “gross up” agreements or entitlements of excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.

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We require a “double-trigger” (both a change in control and termination for good reason or other than for cause) for any payments of severance benefits and for accelerated vesting of equity awards, where the surviving or acquiring entity substitutes or assumes outstanding equity awards.

•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the company’s executives remain focused on the company’s long-term success.

•	We offer minimal perquisites to our named executive officers.

•	We do not maintain any pension benefits or nonqualified deferred compensation plans.

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Our compensation committee engaged its own independent compensation consultant, Compensia, Inc. (“Compensia”), which performs an annual comprehensive market analysis of our executive compensation programs and pay levels. Our compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia during 2014, after review and consultation with Compensia.

•	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the company.

•	Mr. Nicols, our President and Chief Executive Officer, is subject to significant stock ownership guidelines.

2014 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Our named executive officers for fiscal 2014 were:

•	John J. Nicols, President and Chief Executive Officer;

•	Gordon Sangster, Senior Vice President and Chief Financial Officer;

•	Douglas T. Sheehy, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary;

•	James J. Lalonde, Senior Vice President, Research and Development

•	David D. O’Toole, Former Senior Vice President and Chief Financial Officer;

•	David McCaman, Former Vice President, Corporate Controller and former interim principal accounting officer and principal financial officer.

In July 2014, Mr. O’Toole resigned as our Senior Vice President and Chief Financial Officer, and Mr. McCaman was named interim principal accounting officer and principal financial officer in addition to his role as our Vice President and Corporate Controller. In August 2014, Mr. Sangster commenced employment as our Senior Vice President and Chief Financial Officer and Mr. McCaman continued employment as our Vice President and Corporate Controller until his resignation on December 1, 2014.

Stockholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, our stockholders voted in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. Our compensation committee reviewed the result of the 2014 stockholders’ advisory vote on the compensation of our named executive officers and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2014 proxy statement (representing approximately 98% of the shares represented in person or by proxy at the meeting and entitled to vote), did not implement any significant changes to our executive compensation program as a result of the stockholders’ advisory vote. The incentive and equity-based compensation earned by each of the named executive officers for fiscal year 2014 reflects our financial and operating performance. Consistent with the stated preference of a majority of our stockholders (representing over 63% of the shares represented in person or by proxy at the meeting and entitled to vote), our compensation committee determined that we will hold a “say-on-pay” vote every three years. Our next advisory vote on compensation will be held at the 2017 annual meeting of stockholders.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

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encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

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align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer and General Counsel generally attend our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer occasionally attends such compensation committee meetings depending on the issues being discussed. Each such named executive officer is not present at the meetings at the time that his or her own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any other services to us during 2014. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2014. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

In October 2013, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2014, which extends beyond life sciences companies and includes public biotechnology and biofuels/chemical companies. In order to reflect a change in our business model, the 2014 compensation peer group did not include any clean technology companies. The companies that form our 2014 compensation peer group were selected based on having similar business models and financial characteristics. Following best practices, we specifically selected companies that generally fell within the range of 0.5–2.0x of our company in terms of both revenue and within the range of 0.5–5.0x of market capitalization. The 2014 compensation peer group consisted of the following companies:

• Alexza Pharmaceuticals	• Sucampo Pharmaceuticals
• ArQule	• Vanda Pharmaceuticals
• Cadence Pharmaceuticals	• Xoma
• Dyax	• Zogenix
• OncoGenx Pharmaceuticals	• Amyris
• Repligen	• Gevo
• Sangamo Biosciences	• Kior
• Solazyme

Affymax, Alnylam Pharmaceuticals and Astex Pharmaceuticals were removed from our compensation peer group because their market capitalization fell outside our targeted range. Metabolix and Rentech were each removed from our compensation peer group because their financial performance during the peer measurement period was not consistent with our own performance. ISTA Pharmaceuticals, Zoltek and A123 Systems were removed from our compensation peer group because they are no longer publicly traded. Broadwind Energy, EnerNOC and FuelCell Energy were removed from our compensation peer group because each is a clean technology company. Alexza Pharmaceuticals, ArQule, Cadence Pharmaceuticals, Dyax, OncoGenex Pharmaceuticals, Repligen, Sangamo Biosciences, Sucampo Pharmaceuticals, Vanda Pharmaceuticals, Xoma and Zogenix were added to our 2014 compensation peer group based upon the similarity of their business models and/or financial performance.

In determining the 2014 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

Our compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our company having similar levels of expertise and experience.

During 2014, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To attempt to ensure that we retain and attracted top talent in 2014 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance, and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our company and seeks parity among executives within our company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In January 2014, our compensation committee reviewed each of Messrs. Nicols, O’Toole, Sheehy and Lalonde’s base salary in light of the salaries paid to similarly situated executives at our peer group of companies and the roles played by the named executive officers in our company. For Messrs. Nicols and O’Toole, our compensation committee determined to not provide a base salary increase for 2014 as each executive’s base salary was above the 50th percentile of similarly situated executives at our peer group of companies. In light of new responsibilities taken on by both Messrs. Sheehy and Lalonde in 2014, Mr. Sheehy’s base salary was increased from $334,750 to $390,000 as he was promoted to Executive Vice President and Chief Administrative Officer in addition to his roles as General Counsel and Secretary. Dr. Lalonde’s base salary was increased from $229,000 to $260,000 to reflect his promotion to Senior Vice President, Research and Development.

Mr. McCaman’s base salary was set by our chief executive officer at $223,600 while he was serving as Vice President and Corporate Controller. His base salary was not adjusted during his service as interim principal financial officer and principal accounting officer.

Our compensation committee established Mr. Sangster’s base salary at $325,000 following arms length negotiations in connection with his commencement of employment with us.

The following table sets forth the base salaries for 2014 for each of our named executive officers:

Name of Executive Officer	2014 Base Salary
John J. Nicols	$592,000
Gordon Sangster	325,000
Douglas T. Sheehy	390,000
James J. Lalonde	260,000
David McCaman	223,600
David D. O’Toole	334,750

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual and corporate goals, directly affects the level of bonus payment.

Annual Cash Incentive Bonuses for 2014

In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to our named executive officers: the annual cash incentive bonus targets, the company performance factor and the individual performance factor, each of which is set by our compensation committee.

For 2014, our compensation committee retained the same target bonus percentages as in 2013 for each of our named executive officers who served as named executive officers in 2013, except that Mr. Sheehy’s target bonus percentage was increased to 50% in connection with his promotion to Executive Vice President and Chief Administrative Officer. Dr. Lalonde’s target bonus percentage was increased from 25% to 35% in connection with his promotion to Senior Vice President, Research and Development, and Mr. Sangster’s target bonus percentage was established at 40%. Mr. McCaman’s target bonus percentage was set at 25%, consistent with our other Vice Presidents. Target bonus percentages generally correlate to the level of responsibility of the named executive officer, with higher target bonus percentages reserved for executives having more responsibility. The following table sets forth the annual cash incentive bonus target for each of our named executive officers for 2014:

Name of Executive Officer	2014 Bonus Target (as % of 2014 Base Salary)
John J. Nicols	75%
Gordon Sangster	40
Douglas T. Sheehy	50
James J. Lalonde	35
David McCaman	25
David D. O’Toole	40

The target bonus percentages for each of our named executive officers, other than our Chief Executive Officer, are established based on our Chief Executive Officer’s evaluation of each executive’s position within the company, the corporate goals over which that executive has control or influence and the market practices of the companies in our compensation peer group, as well as consideration of the target bonus percentages and individual performance factors of executives with similar levels of responsibility within the company to ensure parity between executives at similar position levels. Our compensation committee considers each of these factors in setting the target bonus percentage for our Chief Executive Officer.

The 2014 company performance factor was calculated based upon our company’s achievement of four weighted financial and non-financial goals established by our compensation committee, (1) increasing biocatalysis contribution margins (40% of the company performance factor), (2) executing new major core technology licensing deals (40% of the company performance factor), (3) decrease external costs and selling underperforming businesses (10% of the company performance factor) and (4) achieving certain goals in the areas of safety, environmental sustainability and employee leadership development (10% of the company performance factor). In setting these financial and non-financial goals and their relative weights, our compensation committee considered the company’s strategic vision and key areas necessary to our growth and financial success. The specific financial and non-financial goals that comprise the corporate performance factor are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard.

The individual performance factor of the bonus was determined by our Chief Executive Officer, or in the case of our Chief Executive Officer’s performance, our compensation committee’s assessment of the overall performance of each of our named executive officers based on individual goals established for each executive by our compensation committee. As in the determination of the target bonus percentages, these individual goals are established based on our Chief Executive Officer’s and our compensation committee’s evaluation of each executive’s position within the company, the corporate goals over which that executive has control or influence and the market practices of the companies in our peer group. In setting individual performance factors and target bonus percentages for our named executive officers, our Chief Executive Officer, or in the case of our Chief Executive Officer’s factor and target, our compensation committee also considered the target bonus percentages and individual performance factors of executives with similar levels of responsibility within the company to ensure parity between executives at similar position levels. The individual goals that comprise the individual performance factor for any one named executive officer are too numerous for any single individual goal to have a material impact on a named executive officer’s total compensation but, taken as a whole, provide our Chief Executive Officer and our compensation committee insight into the individual performance level of our named executive officers. Examples of individual goals include achieving departmental budgets for revenues and margin, meeting sales and/or testing objectives, achieving milestones related to the development of new products, achieving recognition for a product or facility, securing supplies, meeting expansion goals and achieving or maintaining a professional standard. The individual goals that comprise the individual performance factor are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. Achievement of the goals is determined by assessing whether a majority of individual goals were met or exceeded and is subject to upward and downward discretion by the Chief Executive Officer or our compensation committee.

Failure to achieve 50% of any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount =	(Base Salary) x (Target Percentage) x (Company Performance Factor Achievement Level) x (Individual Performance Factor Achievement Level)

The maximum company performance factor achievement level and individual performance factor achievement level are 150% and 125%, respectively.

In February 2015, our compensation committee determined that we had achieved the majority of our corporate performance goals for 2014 with a 91% achievement factor. The goal relating to biocatalysis contribution margins was achieved at 93%, executing new major core licensing deals was achieved at 75%, decreasing external costs and selling underperforming business units was achieved at 105% and safety, environmental sustainability and employee leadership development was achieved at 138%.

In February 2015, our Chief Executive Officer and our compensation committee further evaluated the individual performance of our named executive officers for 2014 and determined, based on the attainment of the individualized goals established by our Chief Executive Officer and our compensation committee that our named executive officers had achieved the individual performance factor percentages set forth in the table below. In determining the individual performance factor achievement, our compensation committee found that our named executive officers had generally attained their individual goals.

The following table sets forth the 2014 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2014 Individual Performance Factor (%)	2014 Company Performance Factor (%)	Bonus Payment ($)
John J. Nicols	$444,000	100%	91%	$404,000
Gordon Sangster	48,350	100	91	44,000
Douglas T. Sheehy	195,000	100	91	178,000
James J. Lalonde	91,000	100	91	83,000

Messrs. O’Toole and McCaman did not receive a bonus in 2014 as a result of their resignations from the company during the year.

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate and individual goals under our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

In addition to the performance-based bonuses described above, our compensation committee approved a one-time signing bonus of $50,000 to be paid to Mr. Sangster in connection with his commencement of employment with us. In the event Mr. Sangster had terminated employment with us during his first six months of employment, Mr. Sangster would have had to repay the full amount of the signing bonus to us. If he terminates employment with us prior to August 18, 2015, he must repay a pro-rated amount of the signing bonus to us.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to eligible new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant or, for grants made prior to our IPO, equal to fair market value as determined by our board of directors or compensation committee. Grants of options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the one-year anniversary of the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

The size of the initial stock option award is determined based on the named executive officer’s position with us and takes into account his base salary and other compensation as well as an analysis of the grant and compensation practices of the 2014 compensation peer group. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

In February 2014, our compensation committee awarded option grants and performance stock units, or PSUs, to each of our named executive officers employed at the time other than Mr. O’Toole, along with restricted stock units, or RSUs, to Mr. McCaman. While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity among our named executive officers, their percentage of equity holdings (both vested and unvested), the vesting schedule of unvested stock options, whether each named executive officer’s equity holdings provide adequate incentive and retention value, individual performance, tenure with our company and the critical nature of each named executive officer’s role at our company, and the periodic equity incentive award practices observed by the companies in our 2014 compensation peer group.

Our named executive officers received the following awards in the following amounts: Mr. Nicols (an option to purchase 500,000 shares and 400,000 PSUs), Mr. Sheehy (an option to purchase 140,000 shares and 80,000 PSUs), Dr. Lalonde (an option to purchase 75,000 shares and 45,000 PSUs) and Mr. McCaman (an option to purchase 40,000 shares, 25,000 RSUs and 25,000 PSUs). The option grants to each named executive officer had an exercise price of $1.97 per share, which represents the closing price of our stock on the date of grant, while the RSUs and PSUs do not have an exercise or purchase price. Pursuant to the terms approved by our compensation committee on the date of grant, these stock options are scheduled to vest such that 1/4th of the shares subject to the option vested on February 24, 2015 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company on each vesting date. The RSUs are scheduled to vest such that 1/3rd of the RSUs subject to the award vested on February 10, 2015, and the remainder of the RSUs will vest at a rate of 1/3rd of the total RSUs subject to the award on each of the next two anniversaries of such date, subject to the named executive officer’s continued service to our company on each vesting date.

Additionally, the PSUs were scheduled to vest such that 1/2 of the PSUs subject to the award would vest on March 5, 2015, and the remainder of the PSUs would vest on March 5, 2016, subject to the named executive officer’s continued service to our company on each vesting date and the company achieving the performance goals for calendar year 2014 established by the compensation committee at the time of grant. The performance goals set for the PSUs depended on whether a successful CodeEvolver® protein engineering licensing deal was achieved in 2014. In the event a successful licensing deal was not achieved in 2014, the PSUs were to be earned based on the company’s annual cash burn for calendar year 2014, calculated as the difference between the company’s cash and marketable securities balance (excluding special items as determined by the compensation committee) as of December 31, 2014 and as of December 31, 2013. If the performance goal were achieved at the threshold level of -$8,000,000, the number of shares issuable in respect of the PSUs would have been equal to half the number of PSUs granted. If the performance goal were achieved at the target level of -$5,500,000, the number of shares issuable in respect of the PSUs would have been equal to the number of PSUs granted. If the performance goal were achieved at the superior level of -$2,000,000, the number of shares issuable in respect of the PSUs would have been equal to two times the number PSUs granted. In the event a successful licensing deal was achieved in 2014, the PSUs were to be earned based on cash generation (measured the same as detailed above for cash burn), with threshold achievement set at $1 million, target achievement set at $5.5 million and superior achievement set at $10 million. In each case, the number of shares issuable upon achievement of the performance goal at the levels between the threshold and target levels or target level and superior levels is determined using linear interpolation. Achievement below the threshold level results in no shares being issuable in respect of the PSUs. Our compensation committee determined that a successful licensing deal was achieved in 2014 and that cash generation was $1.25 million, yielding a 53% achievement factor such that 0.53 shares of our common stock will be issued for each PSU that vests on March 5, 2015 and March 5, 2016.

In connection with Mr. Sangster’s commencement of employment with us, our compensation committee granted him options to purchase 115,000 shares of our common stock, 50,000 RSUs and 50,000 PSUs. The option grant to Mr. Sangster had an exercise price of $2.45 per share, which represents the closing price of our stock on the date of grant, while the RSUs and PSUs do not have an exercise or purchase price. The option vests with respect to 25% of the shares underlying the option on the first anniversary of his date of hire and with respect to 1/48th of the shares underlying the option on each monthly anniversary thereafter such that the option will be fully vested on the fourth anniversary of his date of hire. The RSU award vests in three equal annual installments commencing on August 18, 2015. The PSU award vests on the same terms and conditions as other named executive officers as described above. The size and mix of Mr. Sangster’s equity awards was determined based on arms length negotiations in connection with the commencement of his employment with us.

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we have entered into change in control agreements with our named executive officers, other than Mr. McCaman, which provide severance payments and benefits in the event the employment of a named executive officer is terminated without “cause”, he resigns with “good reason”, or he terminates his employment as the result of death or “disability” (as such terms are defined in the applicable change in control agreement), in each case within 12 months following or in certain circumstances, when the employment of the named executive officer is terminated without cause or resigns with good reason within a short period prior to, a change in control of our company, defined generally as our dissolution or liquidation; a sale of all or substantially all of our assets; a merger, acquisition or consolidation in which the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors has changed; or if current members of our board of directors, or their successors if approved by the vote of at least 50% of the current board, cease to constitute at least 50% of our board of directors, each as further set forth in the individual agreements.

Mr. Nicols’ employment agreement provides that in the event his employment is terminated without “cause” or he resigns for “good reason”, or he terminates his employment as a result of death or “disability,” each as defined in his employment agreement, within 12 months following the change in control of our company, he is entitled, subject to our receipt of an executed and irrevocable release of claims, to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards.

In addition to the change in control benefits referred to above, Mr. Nicols is also eligible to receive the following payments and benefits in the event his employment is terminated without “cause”, he resigns with “good reason”, or he terminates his employment as the result of due to death or “disability,” each as defined in his employment agreement:

Base salary, payable in a cash lump sum	12 months
Annual Target Bonus, payable in a cash lump sum	100%
Equity award vesting acceleration	100%
Continued healthcare coverage premiums(1)	12 months

(1)	If Mr. Nicols elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for himself and any dependents. If Mr. Nicols and/or any of his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of coverage premiums will cease.

In 2014, Mr. O’Toole resigned as our Senior Vice President and Chief Financial Officer and Mr. McCaman resigned as our Vice President, Corporate Controller. Mr. O’Toole did not receive any severance benefits in connection with his resignation, other than the accelerated vesting of 10,417 shares of restricted stock and 4,728 restricted stock units. Mr. McCaman received a severance payment of $37,270, direct payment of COBRA coverage premiums for himself and any covered dependents for two months after December 1, 2014 and the accelerated vesting with respect to 8,325 restricted stock units.

The severance payments and benefits that are payable under the change in control agreements are further described below in the section entitled “—Change in Control Agreements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently provide company contributions to the 401(k) plans for all employees, including our named executive officers. We also currently pay 82% of the monthly premium, with respect to coverage for the employee-only portion of coverage for all employees, including our named executive officers, for medical, dental, vision, life and long-term disability insurance. Should medical insurance premium rates increase, employees, including named executive officers, may be required to contribute to the cost of increased premiums to retain coverage. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers. Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Our board of directors and our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Code imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our compensation committee takes into account the expense taken under FASB ASC Topic 718 when determining equity grants.

Stock Ownership Guidelines

Pursuant to Mr. Nicols’ employment agreement, he is required by June 13, 2017 to own shares of our common stock equal to the lesser of (i) that number of shares having a fair market value equal to five times his annual base salary or (ii) 1,333,333 shares. Upon any increase in Mr. Nicols’ base salary, he will have five years from the date of the increase to meet these requirements. If his ownership of our common stock falls below the amount required, he must retain at least 50% of the shares of our common stock issued to him upon vesting or exercise of equity awards until the requirements are met.

2014 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers during the fiscal year ended December 31, 2014. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John J. Nicols	2014	$592,000	$—		$788,000	$582,050	$404,000	$10,560	(3)	$2,376,610
President and Chief Executive Officer(4)	2013	592,000	62,500		556,800	367,200	387,000	842		1,966,342
	2012	323,093	62,500		2,595,000	801,720	128,189	92,339		4,002,841

Gordon Sangster	2014	121,875	50,000	(6)	245,000	174,133	44,000	5,475	(7)	640,483
Senior Vice President and Chief Financial Officer(5)

Douglas T. Sheehy	2014	385,396	—		157,600	162,974	178,000	11,640	(8)	895,610
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2013	334,750	—		414,982	103,390	146,000	—		999,122
	2012	325,000	—		113,920	113,699	76,219	—		628,838

James J. Lalonde,	2014	257,414	—		88,650	87,308	83,000	11,640	(8)	528,012
Senior Vice President, Research and Development(9)

David D. O’Toole	2014	171,238	—		—	—	—	780	(11)	172,018
Former Senior Vice President and Chief Financial Officer(10)	2013	334,750	—		207,401	103,390	82,000	10,691	(12)	738,232
	2012	106,042	50,000		129,983	319,280	22,653	27,387		655,345

David McCaman	2014	204,035	—		107,505	46,564	—	1,320		359,424
Former Vice President, Corporate Controller and Former Interim Principal Financial Officer and Interim Principal Accounting Officer(13)

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718 but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Amounts shown in the “Stock Awards” column include the grant date fair value for the PSUs granted in 2014, described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation”, based on the probable outcome of the company’s annual cash burn performance goal for 2014 as of the grant date, in accordance with FASB ASC Topic 718. The value of each of the PSU awards granted to the named executive officers, assuming that the highest level of performance conditions were achieved, is set forth in the table below:

Name	Maximum Outcome of PSU Grant Date Fair Value
John J. Nicols	$1,576,000
Gordon Sangster	245,000
Douglas T. Sheehy	315,200
James J. Lalonde	177,300
David McCaman	49,250

(2)	The amounts reported in this column reflect bonus payments made pursuant to the Executive Incentive Compensation Plan. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.
(3)	The amount reported reflects a cell phone stipend of $360 and a 401(k) plan matching contribution of $10,200.
(4)	Mr. Nicols was appointed as our President and Chief Executive Officer by our board of directors in June 2012.
(5)	Mr. Sangster was appointed as our Senior Vice President and Chief Financial Officer by our board of directors in August 2014.
(6)	Constitutes a signing bonus paid in connection with Mr. Sangster’s commencement of employment on August 18, 2014.
(7)	The amount reported reflects a cell phone stipend of $600 and a 401(k) plan matching contribution of $4,875.
(8)	The amount reported reflects a cell phone stipend of $1,440 and a 401(k) plan matching contribution of $10,200.
(9)	Dr. Lalonde was appointed as our Senior Vice President, Research and Development by our board of directors in February 2014.
(10)	Mr. O’Toole was appointed as our Senior Vice President and Chief Financial Officer by our board of directors in August 2012. Mr. O’Toole resigned his employment with us on July 3, 2014.
(11)	The amount reported reflects a cell phone stipend.
(12)	The amount reported reflects relocation expense reimbursements paid to Mr. O’Toole that were not previously paid in 2012.
(13)	Mr. McCaman served as our interim principal financial officer and principal accounting officer between July 3, 2014 and August 18, 2014 and continued to serve as our Vice President and Corporate Controller until his resignation on December 1, 2014.

Grants of Plan-Based Awards in 2014 Table

All options granted to our named executive officers are nonqualified stock options. All options granted in 2014 were issued under our 2010 Equity Incentive Award Plan, as amended.

The following table shows information regarding grants of non-equity incentive and equity incentive awards during the fiscal year ended December 31, 2014 to each of our named executive officers:

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Nicols	2/24/2014	—	—	—	—	—	—		500,000	1.97	582,050
		444,000	832,500	—	—	—	—		—	—	—
	2/24/2014	—	—	200,000	400,000	800,000	—		—	—	788,000
Gordon Sangster	8/18/2014	—	—	—	—	—	50,000	(5)	—	—	112,500
	8/18/2014	—	—	—	—	—	—		115,000	2.45	174,133
		48,350	90,656	—	—	—	—		—	—	—
	8/18/2014	—	—	25,000	50,000	100,000	—		—	—	112,500
Douglas T. Sheehy	2/24/2014	—	—	—	—	—	—		140,000	1.97	162,974
		195,000	365,625	—	—	—	—		—	—	—
	2/24/2014	—	—	40,000	80,000	160,000	—		—	—	157,600
James J. Lalonde	2/24/2014	—	—	—	—	—	—		75,000	1.97	87,308
		91,000	170,625	—	—	—	—		—	—	—
	2/24/2014	—	—	22,500	45,000	90,000	—		—	—	88,650
David D. O’Toole		133,900	264,453	—	—	—	—		—	—	—
David McCaman	2/24/2014	—	—	—	—	—	25,000		—	—	58,255
	2/24/2014	—	—	—	—	—	—		40,000	1.97	46,564
		55,900	104,813	—	—	—	—		—	—	—
	2/24/2014	—	—	12,500	25,000	50,000	—		—	—	49,250

(1)	The options granted as reported in the “All Other Option Awards” column vested as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company. Unless otherwise noted, the RSUs granted as reported in the “All Other Stock Awards column” vest such that 1/3rd of the RSUs subject to the award vested on February 10, 2015, and the remainder of the RSUs will vest at a rate of 1/3rd of the total RSUs subject to the award on each of the next two anniversaries of such date, subject to the named executive officer’s continued service to our company.
(2)	The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2014 Executive Incentive Compensation Plan. The target column assumes the achievement of the corporate goals at the target level. The maximum column assumes the maximum achievement for corporate goals. The actual amounts paid to our named executive officers are set forth in the section titled “—2014 Summary Compensation Table.”
(3)	The amounts reported in these columns reflect shares of our common stock issuable in respect of the PSUs granted in 2014 described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” which vest subject to the company’s achievement of established performance goals. The target number of shares of our common stock is equal to the number of PSUs granted; the threshold number of shares is one-half of the number of PSUs granted; and the maximum number of shares is two times the number of PSUs granted.
(4)	The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(5)	This restricted stock unit award is scheduled to vest such that 1/3rd of the shares subject to the award vest on each of August 18, 2015, August 18, 2016 and August 18, 2017, subject to Mr. Sangster’s continued service to our company.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table shows grants of stock options, restricted stock awards, RSUs and PSUs outstanding on December 31, 2014, the last day of our fiscal year, for each of our named executive officers:

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
John J. Nicols	6/13/2012		250,000	150,000	$3.46	6/13/2022	375,000		$945,000	—	$—
	1/24/2013		129,375	140,625	2.32	1/24/2023	60,000		151,200	—	—
	2/24/2014		—	500,000	1.97	2/24/2024	—		—	200,000	504,000

Gordon Sangster	8/18/2014		—	115,000	2.45	8/18/2024	50,000	(6)	126,000	25,000	63,000

Douglas T. Sheehy	4/2/2007		99,999	—	2.45	4/19/2017	—		—	—	—
	8/28/2007		21,999	—	6.71	8/28/2017	—		—	—	—
	10/25/2007		37,332	—	6.86	10/25/2017	—		—	—	—
	6/2/2009		33,333	—	7.46	6/2/2019	—		—	—	—
	11/9/2009		40,666	—	9.09	11/9/2019	—		—	—	—
	1/1/2010	(7)	33,333	—	10.92	2/11/2020	—		—	—	—
	1/26/2011		58,750	1,250	9.15	1/26/2021	—		—	—	—
	1/26/2011		—	—	—	—	10,000		25,200	—	—
	3/7/2012		40,562	18,438	3.56	3/7/2022	—		—	—	—
	3/7/2012		—	—	—	—	16,000		40,320	—	—
	1/24/2013		36,427	39,595	2.32	1/24/2023	11,346		28,592	—	—
	11/13/2013		—	—	—	—	70,000	(8)	176,400	—	—
	2/24/2014		—	140,000	1.97	2/24/2024	—		—	40,000	100,800

James J. Lalonde	12/13/2005		26,666	—	1.05	12/13/2015	—		—	—	—
	1/26/2007		6,666	—	2.45	1/26/2017	—		—	—	—
	1/29/2008		19,999	—	10.50	1/29/2018	—		—	—	—
	6/2/2009		19,999	—	7.46	6/2/2019	—		—	—	—
	4/27/2010		26,666	—	10.92	4/27/2020	—		—	—	—
	1/26/2011		15,000	—	9.15	1/26/2021	2,500		6,300	—	—
	3/7/2012		29,000	—	3.56	3/7/2022	7,500		18,900	—	—
	1/24/2013		36,201	—	2.32	1/24/2023	16,470		41,504	—	—
	11/13/2013		—	—	—	—	35,000	(8)	88,200	—	—
	2/24/2014		75,000	—	1.97	2/24/2024	—		—	22,500	56,700

David McCaman	8/14/2013		18,750	—	1.98	3/1/15	—		—	—	—

(1)	Unless otherwise noted, each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested, subject to the named executive officer’s continued service to our company.
(2)	Unless otherwise indicated, restricted stock and restricted stock units granted to the named executive officers vest at a rate of 1/4th per year on each of the first through fourth anniversaries of the vesting commencement date, subject to the named executive officer’s continued service to our company.
(3)	Amounts are calculated by multiplying the number of shares shown in the table by $2.52 per share, which is the closing price of common stock on December 31, 2014 (the last trading day of the 2014 fiscal year).

(4)	Amounts represent the number of PSUs that would have been earned based on achieving the threshold performance goal.
(5)	Amounts are calculated by multiplying the number of shares shown in the table by $2.52 per share, which is the closing price of common stock on December 31, 2014 (the last trading day of the 2014 fiscal year).
(6)	Mr. Sangster’s restricted stock units vest in three equal annual installments commencing on August 18, 2015, subject to Mr. Sangster’s continued service to our company.
(7)	Prior to the completion of our IPO, these stock options were scheduled to vest and become exercisable with respect to 100% of the shares subject thereto on January 1, 2015; however, upon consummation of our IPO, the vesting schedule reverted to our standard vesting schedule, such that 1/4th of the shares subject to the option vested on January 1, 2011 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.
(8)	Mr. Sheehy and Dr. Lalonde were granted one-time awards of 140,000 and 70,000 restricted stock units, respectively, of which half vested on August 10, 2014 and the remainder will vest on May 10, 2015, subject to their continued service to our company.

Option Exercises and Stock Vested in 2014

The following table sets forth information regarding stock option exercises completed by our named executive officers during 2014 and stock awards in which our named executive officers vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John J. Nicols	—	$—	207,500	$313,300
Gordon Sangster	—	—	—	—
Douglas T. Sheehy	—	—	99,346	201,867
James J. Lalonde	27,350	39,931	61,740	125,534
David D. O’Toole	—	—	26,491	44,390
David McCaman	—	—	8,325	19,065

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Change in Control and Severance Agreements

During 2014, we were party to an employment agreement with Mr. Nicols, providing for payments and benefits upon certain terminations of employment, as well as change in control agreements with Messrs. Sangster, Sheehy and Lalonde. We were also party to a change in control agreement with Mr. O’Toole prior to his resignation from the company in 2014. Our named executive officers are not eligible for any other severance or change in control payments or benefits.

Under Mr. Nicols’ employment agreement, in the event that his employment is terminated without “cause”, he resigns with “good reason”, or his employment is terminated due to death or “disability” (as such terms are defined in Mr. Nicols’ employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum; full acceleration of vesting of the stock option and restricted stock awards granted pursuant to his employment agreement, 12 months’ vesting acceleration for all other outstanding equity awards, and continued healthcare coverage for up to 12 months. In addition, in the event Mr. Nicols’ employment is terminated without “cause”, he resigns for “good reason”, or his employment is terminated due to death or “disability”, each as defined in his employment agreement, within 12 months following a change in control of our company, Mr. Nicols is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. In the event that Mr. Nicols’ employment is terminated without “cause” or resigns for “good reason” and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and Mr. Nicols will be entitled to the payments and benefits described in the preceding sentence. All of the foregoing payments and benefits are subject to Mr. Nicols’ execution and subsequent non-revocation of a release of claims in favor of the company.

The change in control agreements for the other named executive officers (the “Change in Control Agreements”), other than Mr. McCaman, provide that in the event that he experiences an “involuntary termination without cause” or a “voluntary termination for good reason”, as each term as defined in the Change in Control Agreements, within 12 months following the change in control of our company, he is entitled, subject to our receipt of an executed and irrevocable release of claims from such executive, to the following payments and benefits:

Base salary, payable in a cash lump sum	12 months

Equity award vesting acceleration	100%

Continued healthcare coverage premiums(1)	12 months

(1)	If the named executive officer elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for him and any dependents. If the named executive officer and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of coverage premiums will cease.

Subject to our receipt of an executed and irrevocable release of claims by the named executive officer, each named executive officer is entitled to the above described severance benefits and payments if he experiences an “involuntary termination without cause” or a “voluntary termination for good reason” prior to a change in control at the direction of a person who has entered into an agreement with the company the consummation of which will constitute a change in control.

The Change in Control Agreements also provide that in the event the named executive officer’s employment is terminated as a result of death or “disability” (as such term is defined within the agreements) within 12 months following a Change in Control of our company, he is entitled, subject to our receipt of an executed and irrevocable release of claims by such executive, to the following payments and benefits: (i) the vesting of his outstanding equity awards shall accelerate such that the awards shall become vested (or, as applicable, the restrictions there on shall lapse) with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of his termination and (ii) the continued healthcare coverage premiums as provided above.

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers, other than David D. O’Toole and David McCaman, if his employment had been terminated on December 31, 2014 by us without cause or for good reason by the named executive officer or due to his death or disability or if his employment had been terminated on December 31, 2014 in connection with a change in control of the company. Amounts below reflect potential payments and benefits pursuant to the Change in Control agreements for such named executive officers, except that with respect to Messrs. O’Toole and McCaman, such amounts reflect payments actually paid in connection with their resignations in 2014.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
John J. Nicols

Without cause, for good reason or due to death or disability	$888,000	$666,000	1,638,941	$42,224	3,235,165

Without cause, for good reason or due to death or disability within 12 months following a change in control	592,000	444,000	2,407,325	28,150	3,471,475

Gordon Sangster

Without cause or for good reason within 12 months following a change in control	325,000	—	260,050	28,150	613,200

Due to death or disability within 12 months following a change in control	—	—	107,013	28,150	135,163

Douglas T. Sheehy

Without cause or for good reason within 12 months following a change in control	390,000	—	614,215	28,150	1,032,365

Due to death or disability within 12 months following a change in control	—	—	370,719	28,150	398,869

James J. Lalonde

Without cause or for good reason within 12 months following a change in control	260,000	—	313,325	28,150	601,475

Due to death or disability within 12 months following a change in control	—	—	184,949	28,150	213,099

David D. O’Toole(2)	—	—	22,112	—	22,112

David McCaman(3)	32,270	—	19,064	5,416	56,750

(1)	Except as set forth below with respect to David D. O’Toole and David McCaman, the value of the accelerated option awards is calculated based on the aggregate amount by which $2.52, the closing trading price of our common stock as of December 31, 2014 (the last trading day of fiscal 2014), exceeded the aggregate exercise price, if any, of the outstanding and unvested stock options as of December 31, 2014. The value of the accelerated restricted stock and restricted stock unit awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $2.52, the closing trading price of our common stock as of December 31, 2014 (the last trading day of fiscal 2014).
(2)

Mr. O’Toole resigned his employment with us on July 3, 2014. In connection with his resignation, we accelerated the vesting of 10,417 shares of restricted stock and 4,728 restricted stock units. The amount reported is calculated by multiplying the number of shares and restricted stock units for which vesting was accelerated times $1.46, the closing trading price of our common stock on July 3, 2014.

(3)	Mr. McCaman resigned his employment with us on December 1, 2014. In connection with his resignation, we paid Mr. McCaman a severance payment of $37,270, paid for two months of COBRA coverage and accelerated the vesting of 8,325 restricted stock units. The amount reported for COBRA reimbursement is based on the COBRA rates in effect as of December 1, 2014. The amount reported for the value of accelerated vesting is calculated by multiplying the number of restricted stock units for which vesting was accelerated times $2.29, the closing trading price of our common stock on December 1, 2014.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	5,213,445		$4.70	6,610,731
Equity compensation plans not approved by security holders	400,000	(3)	3.46	—
Total	5,613,445		4.53	6,610,731

(1)	Includes the 2002 Stock Plan and the 2010 Equity Incentive Award Plan (the “2010 Plan”).
(2)	The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2020, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.
(3)	Includes an option issued as an inducement grant to Mr. Nicols in June 2012 to acquire 400,000 shares of common stock, with an exercise price of $3.46 per share, which option vested as to 1/4th of the shares subject thereto on June 13, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. Nicols’ continued service to Codexis.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Compensation Committee of the Board of Directors:

Byron L. Dorgan (chair)

Thomas R. Baruch

Bernard J. Kelley

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO is also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with BDO. The audit committee has discussed with BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. Further, the audit committee reviewed BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Audit Committee of the Board of Directors:

Dennis P. Wolf (chair)

Byron L. Dorgan

Bernard J. Kelley

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2013, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed the lesser of $120,000 or one percent of the average of the our total assets at year end for the last two completed fiscal years; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Shell and Raízen

Since September 2012, we have been party to an agreement (the “New Shell Agreement”) with Shell, an indirect owner of Raízen, which held approximately 14.0% of our common stock until its disposition of all such shares on March 20, 2015. The New Shell Agreement, among other things, (i) amended the Amended and Restated License Agreement, effective November 1, 2006, as amended March 4, 2009, by and between Shell and the company (the “Shell License Agreement”) and (ii) amended the Amended and Restated Collaboration Agreement, effective November 1, 2006, as amended March 4, 2009, February 23, 2010 and July 10, 2012, by and between Shell and Codexis (the “Shell Research Agreement”).

Under the New Shell Agreement, Shell provides us with royalty-bearing, non-exclusive rights and licenses to develop, manufacture, use and sell biocatalysts and microbes in the field of converting cellulosic biomass into fermentable sugars on a worldwide basis, except for Brazil, where such sugars are converted into liquid fuels, fuel additives or lubricants (the “Field of Use”). Following the date on which we, our affiliates and/or our customers produce sugars using biocatalysts in the Field of Use sufficient to produce 30,000,000 gallons of liquid fuel, we will be required to pay Shell a royalty on our sales to third parties of biocatalysts and microbes in the Field of Use, equal to a low single-digit percentage of net sales and we will also be required to pay Shell a royalty on the use by the company or its affiliates of catalysts in the Field of Use, equal to a low single-digit percentage of our historical net sales of such biocatalysts or microbes or such amounts as are otherwise agreed by the parties. Shell is also entitled to discounted pricing under the New Shell Agreement for biocatalysts purchased from us by Shell for use in the Field of Use, but we are under no obligation to sell such biocatalysts to Shell.

Shell remains subject to existing royalty obligations to us for future sales of products covered by the intellectual property and technology that remain exclusively licensed to Shell under the Shell License Agreement, on the terms and subject to the conditions contained in the License Agreement.

The New Shell Agreement also terminated the Shell Research Agreement effective as of August 31, 2012, except for certain provisions of the Shell Research Agreement which will survive such termination, including provisions regarding intellectual property rights, patent prosecution and maintenance, confidentiality and indemnification.

We did not receive or make any payments under the New Shell Agreement, Shell License Agreement or Shell Research Agreement for the fiscal years ended December 31, 2014 or 2013. For more information about the New Shell Agreement, see Note 4 to our consolidated financial statements appearing in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Raízen sold all of its shares of our common stock to Vivo Ventures VII, LLC and its affiliates on March 20, 2015.

Exela

Since September 2007, we have been party to a license agreement with Exela PharmaSci, Inc. (“Exela”). Under the license agreement, as amended, we and Exela cross-licensed certain technology relating to the manufacture of argatroban, an API, in exchange for rights to certain sublicensing fees or development payments and profit sharing. During the fiscal years ended December 31, 2014 and 2013, Exela paid us an aggregate of approximately $7.3 million and $4.6 million, respectively, under this agreement. We may still receive 60% of all profits that Exela earns from selling the technology, less our portion of any prosecution, filing and maintenance costs associated with the technology. CMEA Ventures Life Sciences 2000, L.P. and its affiliate held approximately 7.4% of our common stock until its disposition of all such shares on November 10, 2014. Presidio Partners 2007, L.P. (formerly CMEA Ventures VII, L.P.) owns over 10% of Exela’s outstanding capital stock. Thomas R. Baruch, one of our directors, serves on the board of directors of Exela, and is a limited partner in Presidio Partners 2007, L.P. Mr. Baruch was previously a general partner of CMEA Ventures LS Management 2000, L.P., the general partner of CMEA Ventures Life Sciences 2000, L.P. and its affiliate.

Alexander A. Karsner

Alexander A. Karsner was a member of the Board until the expiration of his term at the close of our Annual Meeting of Stockholders on June 11, 2014. In addition, Mr. Karsner provided consulting services to us from December 2009 through June 30, 2014. Amounts paid to Mr. Karsner for consulting services were $60,000 in 2014 and $120,000 in 2013, and there were no amounts owed as of December 31, 2014 and 2013.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above, except for the New Shell Agreement, which was approved in advance by our full board of directors, including a majority of our independent directors and a majority of the members of our audit committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a) during fiscal year 2014, except with respect to late Form 4 reports for James J. Lalonde and David D. O’Toole in connection with shares withheld by Codexis upon the vesting of restricted stock to cover applicable withholding taxes and for Thomas R. Baruch in connection with CMEA Ventures’ disposition of shares of our common stock on November 11, 2014 and a late Form 3 report for David McCaman in connection with his appointment as interim principal financial officer.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2016 annual meeting of stockholders, your proposal must be received by us no later than January 9, 2016, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2016 annual meeting of stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 11, 2016 and no later than March 12, 2016. You must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

At the present time, Codexis does not “household” for any of our stockholders of record. However, if you hold shares of common stock in street name, your bank, broker or other nominee may be householding our proxy materials this year. Once you have received notice from your bank, broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you only received a single set of proxy materials and would like to receive a separate set of materials, direct your written request to Wells Fargo Shareowner Services, at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, or by telephone at (800) 468-9716 and an additional set of materials will promptly be delivered to you. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, please notify your bank, broker or other nominee. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications in the future should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas T. Sheehy
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

April 30, 2015

CODEXIS
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/cdxs Use the Internet to vote your proxy until 11:59 p.m. (New York Time) on June 9, 2015.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (New York Time) on June 9, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here
The Board of Directors recommends a vote “FOR” each of the nominees for director named in Item 1, and “FOR” the proposal under Item 2.
1. Election of directors:
01 Kathleen S. Glaub
Vote FOR all nominees
Vote WITHHELD
02 Bernard J. Kelley
(except as marked)
from all nominees
03 John J. Nicols
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2015. For Against Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR”
ALL DIRECTOR NOMINEES AND “FOR” THE PROPOSAL UNDER ITEM 2.
Address Change? Mark box, sign, and indicate changes below: Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CODEXIS, INC.
ANNUAL MEETING OF STOCKHOLDERS Wednesday, June 10, 2015 9:00 a.m. (California time) The Executive Offices of Codexis, Inc.
400 Penobscot Drive Redwood City, California 94063
CODEXIS
Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
proxy
This proxy is solicited by the Board of Directors of Codexis, Inc. for use at the Annual Meeting of Stockholders of Codexis, Inc. to be held on Wednesday, June 10, 2015 at 9:00 a.m., California time, at the Executive Offices of Codexis, Inc., 400 Penobscot Drive, Redwood City, California 94063 (the “Annual Meeting”).
By signing the proxy, you revoke all prior proxies and appoint John J. Nicols, Gordon Sangster and Douglas T. Sheehy and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.
This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted ‘‘FOR’’ each of the nominees for director named in Item 1, “FOR” the ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2015 under Item 2 and with discretionary authority with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
See reverse for voting instructions.